Exhibit 99.1
FOR RELEASE AT 3:30 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION

DECLARES QUARTERLY DIVIDEND
AND
ANNOUNCES COMPLETION OF DELPHI POWER PRODUCTS ACQUISITION

Milwaukee, Wisconsin – December 11, 2008 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) announced today that the Company’s Board of Directors at a meeting on December 9, 2008 declared a quarterly cash dividend of $0.15 per common share.  The quarterly dividend is payable on December 30, 2008 to shareholders of record as of December 17, 2008.

Effective November 30, 2008, STRATTEC SECURITY CORPORATION in combination with WITTE Automotive of Velbert, Germany, and Vehicle Access Systems Technology LLC (VAST), a joint venture between STRATTEC, WITTE and ADAC Automotive of Grand Rapids, Michigan, completed the acquisition of certain assets, primarily equipment and inventory, and assumption of certain employee liabilities of Delphi Corporation’s global Power Products business for approximately $6.7 million.    For the purposes of owning and operating the North American portion of this acquired business, STRATTEC

established a new subsidiary, STRATTEC Power Access LLC, which is 80% owned by STRATTEC and 20% by WITTE Automotive.   WITTE acquired the European portion of the business, and VAST LLC acquired the Asian portion.

STRATTEC Power Access business designs, develops, tests, manufactures, markets and sells power systems to operate vehicle sliding side doors, and rear compartment access points such as liftgates and trunk lids.  In addition, the product line includes power cinching latches and cinching strikers used in these systems.  Current customers for these products supplied from North America are Chrysler LLC, Hyundai Motor Company, General Motors and Ford.

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  The Company’s history in the automotive business spans 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”  Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.